Exhibit 99.1

[GRAPHIC]	1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789	Press Release

Contact:	Tim Wesley at (412) 825-1543

Wabtec Reports Improved Earnings In 2004 Third Quarter;

Affirms 2004 Annual Guidance

WILMERDING, Pa., Oct. 21, 2004 — Wabtec Corporation (NYSE: WAB) today reported improved earnings in the 2004 third quarter and affirmed its earnings guidance for the rest of the year.

In the 2004 third quarter, Wabtec had earnings per diluted share of 20 cents, 54 percent higher than the 13 cents the company reported in the year-ago quarter. The earnings growth resulted primarily from higher sales and a favorable tax benefit, partially offset by several non-manufacturing expense items.

The company also affirmed its previous guidance for 2004 earnings per diluted share of about 70 cents, which would be a growth rate of about 35 percent compared to 2003.

“During the quarter we continued to benefit from increasing activity in the North American freight and transit rail markets,” said William E. Kassling, Wabtec’s chairman, president and chief executive officer. “We expect to finish the year strongly, as it appears that railroad traffic volumes will continue to grow. In addition, we were encouraged by the industry’s third-quarter freight car order rate of slightly more than 20,000 units, which puts the backlog at just over 61,000 units, its highest level since 1998. We believe this is a sign that freight car production will continue to ramp up during the next few quarters.

“We are now developing our operating plan for 2005 and, although it’s too soon to be specific, we are optimistic about the company’s future growth prospects and our ability to take advantage of the improving conditions in our core North American markets. In addition, we continue to be encouraged by our international growth opportunities, including the acquisition of the assets of Rutgers Rail, which is scheduled to close this quarter.”

2004 Third Quarter Results

Sales increased 21 percent compared to the prior-year quarter. Freight Group sales increased mainly from higher sales of freight car and locomotive components. Sales in the Transit Group increased primarily due to increased aftermarket activity. Gross margin was 24.6 percent compared to 26 percent, primarily due to higher steel prices, the negative impact of foreign currency exchange rates on the company’s Canadian operations and the establishment of a $1 million reserve for future environmental monitoring costs at a plant.

“During the quarter, we took actions to improve future margins, such as the restructuring of our electronics unit,” Kassling said. “We are continuing to evaluate action plans to improve our cost position in the near term.”

[GRAPHIC]	1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789	Press Release

Selling, general and administrative expenses increased in part due to charges of $4.3 million, primarily for restructuring costs at the company’s electronics unit and an unfavorable litigation ruling, which the company is appealing. Engineering expenses were 8 percent higher because the company capitalized non-recurring design engineering costs for a New York City transit contract in the year-ago quarter.

Interest expense increased by $503,000 due to the company’s sale of senior notes in August 2003, which enabled Wabtec to convert short-term, variable-rate debt into fixed-rate debt at an attractive, long-term interest rate. In the quarter, Wabtec recorded a favorable tax benefit of $4.9 million, following the successful resolution of certain outstanding tax issues from prior years.

At Sept. 30, 2004, the company had debt, net of cash, of $93 million (25 percent of total capital), compared to $120 million (33 percent of total capital) at Dec. 31, 2003. With a year-to-date reduction in net debt of $27 million, Kassling said he expects Wabtec to continue to generate free cash in excess of net income.

Wabtec Corporation (www.wabtec.com) is one of North America’s largest providers of value-added, technology-based products and services for the rail industry.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings and market conditions. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the North American economy; lower-than-expected orders for new rolling stock; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

The company will conduct a conference call with analysts at 1 p.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com/corp/whats_new.asp

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WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Third Quarter 2004	Third Quarter 2003	For the Nine Months 2004	For the Nine Months 2003
Net sales	$202,894	$167,189	$597,630	$511,568
Cost of sales	(152,990)	(123,764)	(447,555)	(375,305)

Gross profit	49,904	43,425	150,075	136,263
Selling, general and administrative expenses	(31,114)	(24,097)	(83,144)	(72,890)
Engineering expenses	(8,381)	(7,746)	(25,450)	(24,260)
Amortization expense	(771)	(1,084)	(2,299)	(3,129)

Total operating expenses	(40,266)	(32,927)	(110,893)	(100,279)
Income from operations	9,638	10,498	39,182	35,984
Interest expense	(3,136)	(2,633)	(9,462)	(7,803)
Other income (expense), net	658	875	(875)	(1,904)

Income from continuing operations before income taxes	7,160	8,740	28,845	26,277
Income tax benefit (expense)	2,268	(3,190)	(5,647)	(9,591)

Income from continuing operations	9,428	5,550	23,198	16,686
Discontinued operations
Income from discontinued operations (net of tax)	—	53	—	126

Net income	$9,428	$5,603	$23,198	$16,812

Earnings Per Common Share
Basic
Income from continuing operations	$0.21	$0.13	$0.52	$0.39
Income from discontinued operations	—	—	—	—
Net income	$0.21	$0.13	$0.52	$0.39
Diluted
Income from continuing operations	$0.20	$0.13	$0.51	$0.38
Income from discontinued operations	—	—	—	—
Net income	$0.20	$0.13	$0.51	$0.38
Weighted average shares outstanding
Basic	45,503	43,553	44,844	43,480

Diluted	46,276	44,175	45,577	43,813

Sales by Segment
Freight Group	$146,148	$124,412	$426,638	$375,624
Transit Group	56,746	42,777	170,992	135,944

Total	$202,894	$167,189	$597,630	$511,568

EBITDA Reconciliation
Net income	$9,428	$5,603	$23,198	$16,812
Interest expense	3,136	2,633	9,462	7,803
Income tax expense	(2,268)	3,190	5,647	9,591
Depreciation	5,892	5,404	16,726	15,208
Amortization	771	1,084	2,299	3,129

EBITDA	$16,959	$17,914	$57,332	$52,543